Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380	(d)(1)(D)(iii)

May 1, 2012

ING Investors Trust
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

          Pursuant to the Sub-Advisory Agreement dated November 2, 2010 between Directed Services LLC and ING Investment Management Co., as amended, the sub-advisory fee for ING Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio, the “Portfolio”) was reduced on January 21, 2011.

          By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2012 through May 1, 2013. The Reduction shall be calculated as follows:

          The Reduction is calculated as follows:

          Reduction = 50% x (the savings to Directed Services LLC from the January 21, 2011 expense reduction)

          Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President